Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Spectranetics Corporation of our report dated May 27, 2014 relating to the financial statements of AngioScore Inc., which appears in The Spectranetics Corporation’s Current Report on Form 8-K dated May 27, 2014.

/s/ PricewaterhouseCoopers LLP

San Jose, California
September 26, 2014